Exhibit 99.1

CAI International, Inc. Announces the Appointment of a New Board Member

SAN FRANCISCO--(BUSINESS WIRE)--February 14, 2018--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today announced that Kathryn G. Jackson has been appointed by the Board of Directors of the Company as a member of the Board of Directors. She will also serve on the Company’s Compensation, Nominating and Corporate Governance and Audit Committees.

Ms. Jackson brings to the CAI Board of Directors more than two decades of relevant financial services experience including significant roles as a senior executive with a variety of equipment leasing and finance organizations. From 2003 to 2004 Ms. Jackson had the role of Managing Director for Bank of America Leasing and Capital. Prior to that, from 1995 to 2002, she held leadership roles as a Senior Vice President (1995 to 1998) and Executive Vice President (1998 to 2002), managing four of the six business lines for GATX Capital Corporation, a subsidiary of GATX Corporation. Ms. Jackson was a Managing Director from 1987 to 1994 of D’Accord Incorporated, a rail and aircraft advisory firm, and served as D’Accord’s interim President from 1991 to 1992. Most recently, Ms. Jackson was CEO of the Second Harvest Food Bank of Santa Clara and San Mateo Counties from 2009 until mid-2017. She is a Phi Beta Kappa graduate of Stanford University and holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Mr. David Remington, CAI Board Chairman, commented, “We are very pleased to add to our Board of Directors such a high caliber and experienced individual. In the process of considering Kathryn it became clear that her business knowledge and judgement will make her an excellent representative to our shareholders.”

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of December 31, 2017, CAI operated a worldwide fleet of approximately 1.3 million CEUs of containers, and owned a fleet of 7,172 railcars that it leases within North America. CAI operates through 23 offices located in 14 countries including the United States.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com